UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

LAUREATE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-22844	52-1492296
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1001 Fleet Street, Baltimore, Maryland		21202
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (410) 843-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5  —  Corporate Governance and Management

Item 5.02.                            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2006, the Compensation Committee of the Board of Directors of Laureate Education, Inc. (the “Company”) approved an amendment to the Company’s policy on long-term incentive compensation for executives.  Cash awards granted as long-term incentives will continue to be tied to financial and operating goals of the Company over a three-year period and will continue to be capped at 200% of target for each participant.  Pursuant to the amendment, cash awards will no longer be increased or decreased based on a factor tied to total shareholder return (TSR) based on the Company’s performance relative to the S&P Super 1500 Index.  This change is being made to eliminate quarterly accounting complexities associated with the TSR indexing provision.  As a result, any long-term incentive compensation and any other Section 162(m) compensation paid to a participant in excess of $1 million will not be deductible for tax purposes under Section 162(m) of the Internal Revenue Code. This change will not result in any participant having the opportunity to receive a greater benefit under the policy than before the change.

The current three year target bonus amounts for the named executive officers eligible to receive the long-term incentive compensation are listed below:

Douglas L. Becker	500% of base salary
Raph Appadoo	180% of base salary
William C. Dennis, Jr.	180% of base salary
Paula R. Singer	105% of base salary
Rosemarie Mecca	108% of base salary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

By:	/s/ Rosemarie Mecca
Name:	Rosemarie Mecca
Title:	Executive Vice President and
Chief Financial Officer

Date:  January 8, 2007